Exhibit (l)(9)

PURCHASE AGREEMENT

WOMEN IN LEADERSHIP U.S. EQUITY PORTFOLIO

The Glenmede Fund, Inc., a Maryland corporation (the “Company”), and The Glenmede Corporation, a Pennsylvania corporation (“Glenmede”), hereby agree with each other as follows:

1. The Company hereby offers Glenmede and Glenmede hereby purchases one share (the “Share”) of the Company’s Women in Leadership U.S. Equity Portfolio for $10.00 per share. The Company hereby acknowledges receipt from Glenmede of funds in the total amount of $10.00 in full payment for such Share.

2. Glenmede represents and warrants to the Company that the Share is being acquired for investment purposes and not with a view to the distribution thereof.

IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the 22nd day of December, 2015.

THE GLENMEDE FUND, INC.
ATTEST:

/s/ Kent E. Weaver		/s/ Mary Ann B. Wirts
By:	Kent E. Weaver	By:	Mary Ann B. Wirts
Title:	Treasurer	Title:	President

THE GLENMEDE CORPORATION

ATTEST:

/s/ Kent E. Weaver		/s/ James R. Belanger
By:	Kent E. Weaver	By:	James R. Belanger
Title:	Treasurer	Title:	Managing Director